FIRST AMENDMENT TO
AMENDED AND RESTATED
BYLAWS OF
CORPORATE OFFICE PROPERTIES TRUST
(THE “TRUST”)

(effective on December 13, 2012)

The following amendments are effective as of December 13, 2012, as approved by unanimous consent of the Trust’s Board of Trustees:

1.	Article II, Section 8- Article II, Section 8 of the Bylaws shall be deleted and replaced in its entirety by the following:

Section 8. VOTING.

(a)    In any election that is an Uncontested Election (as defined below), a nominee for Trustee shall be elected as a Trustee only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of shareholders duly called and at which a quorum is present. In any election other than an Uncontested Election, Trustees shall be elected by a plurality of votes cast at a meeting of shareholders duly called and at which a quorum is present. For purposes hereof, an “Uncontested Election” shall mean an election in which the number of nominees for election to the Board does not exceed the number of Trustees to be elected, determined as of a date that is 14 days in advance of the date the Trust files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission.

(b)    When a quorum is present at any meeting, in an Uncontested Election, any nominee for Trustee who is currently serving on the Board of Trustees who receives a greater number of votes “withheld” from and “against” his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee of the Board shall consider the resignation offer and recommend to the Board whether to accept the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Trustee’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) on a Current Report on Form 8-K. Any Trustee who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Trustees who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider the resignation offers and recommend to the Board of Trustees whether to accept them. However, if the only Trustees who did not receive a Majority Withheld Vote in the same election constitute three or fewer Trustees, all Trustees may participate in the action regarding whether to accept the resignation offers.

(c)    A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein, by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

(d)    For purposes of this Section 8, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

2.	Article XIV-- Article XIV of the Bylaws shall be deleted and replaced in its entirety by the following:

“ARTICLE XIV
AMENDMENT OF BYLAWS

The Trustees shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws; provided, that no amendment or revision shall be made to clause (a) or (b) of Article II, Section 8 unless such amendment or revision is approved by a vote of the shareholders of the Trust taken in accordance with clause (c) of Article II, Section 8.”

3.	All other terms of the Amended and Restated Bylaws of the Trust remain in full force and effect.

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